UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2005

Date of Report

Date of earliest event reported

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

0-25131	DELAWARE	91-1718107
(Commission File No.)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 26, 2005, InfoSpace, Inc. and Three Bellevue Center LLC entered into the Sixth Amendment to that certain lease dated March 10, 2000, pursuant to which InfoSpace leases its headquarters office space in Bellevue, Washington. The amendment extends the term of lease for an extension period of sixty months commencing on March 1, 2008, and expiring on February 28, 2013, and sets the aggregate base rent over the extension period at approximately $14.9 million, which includes rent for certain additional floor space in the building expected to become available in 2008. The amendment also provides for abatement of such base rent in the aggregate amount of approximately $1.4 million during the extension period so long as InfoSpace is not in monetary default under the lease. In addition to the base rent, InfoSpace is responsible for certain operating expenses with respect to the leased premises. The amendment also provides InfoSpace with an option to renew the lease for an additional 5-year period commencing at the end of the extension period at the then-prevailing market rates.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) EXHIBITS.

10.28 Sixth Amendment dated September 26, 2005, to that certain Lease dated March 10, 2000, between InfoSpace, Inc. and Three Bellevue Center LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2005

INFOSPACE, INC.

By:	/s/ John M. Hall
John M. Hall
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No	Description
10.28	Sixth Amendment dated September 26, 2005, to that certain Lease dated March 10, 2000, between InfoSpace, Inc. and Three Bellevue Center LLC